Exhibit 10.23

1/3/2020

Jesse McKendry,

I am pleased to offer you a full-time position with Metromile, Inc. (the “Company”) in Cleveland, as an Insurance Product Manager, commencing on or before January 13, 2020.

Duties and Responsibilities. You will initially report to Jeff Briglia, COO. You shall have such job duties and responsibilities commensurate with your position, which duties may change from time-to-time as the Company’s business needs and market conditions change.

Compensation. You will be paid a starting salary of $220,000 per year (less required deductions and withholdings), which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

Benefits. You will be eligible to participate in the Company’s Flexible Time Away policy as outlined in the employee handbook. In addition, as a regular, full-time employee of the Company, you will be eligible to participate in the employee benefit plans and programs currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company. Your participation in such plans and programs is subject in each case to the terms and conditions of the plan or program in question, including any eligibility requirements for the plan or program.

At-Will Employment. Your employment with the Company is at will. This means that either you or the Company may terminate your employment at any time, for any reason. Should you choose to resign, the Company appreciates you providing two weeks’ notice of your resignation. The Company reserves the right to modify job titles, salaries, and benefits from time-to-time, as it deems necessary or appropriate.

Stock Options. If you decide to join the Company, it will be recommended to the Company’s Board of Directors that the Company grant you an option to purchase 50,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continued employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, and the grant does not confer any right to continued vesting or employment.

Background Check and Form I-9. The Company reserves the right to conduct background checks on all of its potential employees. Your job offer, therefore, is contingent on your consent to such background check and your clearance of the check. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Disclosure of Prior Relevant Agreements. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, and you will not engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not disclose any third party confidential information to the Company, including that of your former employer. You further agree that you will not use any such information in performing your duties for the Company.

Agreement to Abide by Company Policies. As a Company employee, you will be expected to abide by the Company’s policies, rules, and standards. You will be required to sign an acknowledgment that you have read and understand the Company’s policies and rules of conduct which are included in the Company Handbook (which the Company will soon distribute).

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidential Information and Arbitration Agreement”). As a condition of your employment, you will be required to sign and comply with the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. As set forth more fully in the Confidential Information and Arbitration Agreement, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial (but all court remedies will be available in arbitration), (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your executed Confidential Information and Arbitration Agreement before your first day of employment.

Entire Agreement. This letter, along with the Confidential Information and Arbitration Agreement, set forth the entire agreement between you and the Company regarding the terms of your employment. By signing below, you are agreeing to these terms, and you acknowledge and agree that you are not relying on any representations, promises or statements, oral or written, other than those contained in this letter and the Confidential Information and Arbitration Agreement. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by 1/6/2020.

To accept the Company’s offer, please sign and date this letter in the space provided below. We look forward to your acceptance of this offer and to working with you at Metromile, Inc.

Sincerely,

/s/ Jeff Briglia
Jeff Briglia, COO

ACCEPTED AND AGREED:

/s/ Jesse McKendry	1/3/2020	Jan 13, 2020
Jesse McKendry	Date	Anticipated Start Date